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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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                                                   Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement
     [X] Definitive Additional Materials
     [ ] Soliciting Material Under Rule 14a-12

                             SPATIAL TECHNOLOGY INC.
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                (Name of Registrant as Specified in Its Charter)

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

FOR IMMEDIATE RELEASE

SPATIAL INC. CONTACT:
BRUCE MORGAN, PRESIDENT AND CEO
1 888 319 0871

SPATIAL INC. INVESTOR RELATIONS CONTACT:
Geoff High, Pfeiffer PR
303 393 7044, geoff@pfeifferpr.com

PRESS RELEASE

              SPATIAL INC. REPORTS THIRD QUARTER FINANCIAL RESULTS

BOULDER, CO: November 7, 2000. Spatial Inc. (AMEX-STY), a leading developer of Web-hosted engineering application services and solutions and component 3D modeling technology, today announced financial results for the third quarter of fiscal 2000.

Spatial reported third quarter revenue of $3,188,000 compared with $3,775,000 in the comparable quarter a year ago. Service revenue increased 21% to $1,427,000 compared to $1,176,000 in the third quarter of 1999. Royalty revenue was $604,000 versus $1,047,000 last year. New License revenue was $1,157,000, a decline from $1,552,000 for the comparable quarter in 1999. Revenue for the third quarter includes $1,343,000 of revenue related to the PlanetCAD(TM) Division and $1,845,000 attributed to the Component Software Division. In the prior year period, all revenue was attributed to the Component Software Division.

The decline in revenue for the Component Software Division was attributed in part to increased resistance to upfront license fees by software developers in an increasingly competitive market, as well as from previously announced changes to the Spatial's pricing model for its component software products. Under the new pricing model, component licensees pay only recurring fixed and variable partner fees upon the release and shipment of a software application that incorporates Spatial's component software.

Spatial reported an overall third quarter net loss of $5,538,000, or 47 cents per share, compared with a net loss of $510,000, or 5 cents per share, in the third quarter last year. Operating expenses for the Component Software Division were approximately $3.7 million in the quarter compared to $3.2 million in the comparable quarter of 1999. The Component Software Division lost $2.2 million in the third quarter 2000.

Spatial's PlanetCAD Division had total operating expenses in the quarter of approximately $4.2 million and a loss of $3.3 million. These expenses included a charge of $332,000 related to acquired in-process research and development associated with Spatial's third quarter acquisition of Prescient Technologies, Inc., and expenses of approximately $700,000 for outside consulting services related to development of PlanetCAD's proprietary JAVA ASP Web framework. Spatial believes its proprietary Web Framework, which is designed specifically to support computationally intensive engineering software applications in a network environment, is key to its strategy of offering interoperability services as both Enterprise Solutions behind a corporate firewall and as Web-based services on its PlanetCAD.com Web site. Excluding the approximately $1 million charge for in-process research and development and outside consulting fees, the PlanetCAD Division posted a loss of approximately $2.3 million in the quarter.

"The PlanetCAD Division slightly exceeded its revenue goal for the quarter by focusing on its newly acquired PrescientQA product lines and through selling interoperability services to the Prescient customer base," said Bruce Morgan, President and CEO of Spatial. "Quarterly expenses and losses for PlanetCAD, excluding the one time outside consulting fees and the charge for in process R&D, were in line with management's expectations."

During the quarter, the PlanetCAD Division realized significant achievements including:

     o Open beta test of its Bits2PARTS.com(TM) Web-based service for rapid creation of requests for quotation (RFQs) between custom manufacturers and their customers.

     o Open beta test of the quote-a-part.com(TM) service for automated cost estimation and process planning, created in partnership with Tecnomatix Technologies Ltd.

     o More than 9,000 total PlanetCAD member registrations, with more than 4,000 3D CAD models processed on the public 3Dshare.com(TM) interoperability web service.

     o The successful release of DesignQA version 4, the newest release in the PrescientQA product line.

     o A first design win for an Enterprise Installation of its 3Dshare service with a major Japanese manufacturer.

PlanetCAD announced five co-branding and co-marketing agreements in the quarter with noteworthy industry vendors including: Autodesk Point A, Information Services International - Dentsu Ltd., Cadkey Corp., Cadalog.com and ANX ebusiness, a subsidiary of SAIC. The Company believes these agreements will be important drivers in building traffic and usage of PlanetCAD services including 3Dshare.com and Bits2PARTS.

PROPOSED ACQUISITION

As previously announced, Dassault Systemes signed an agreement to acquire the Component Software Division of Spatial for $25 million and related marketing, distribution and technology agreements, subject to stockholder approval at the Annual Meeting of Stockholders scheduled for November 9, 2000 in Boulder, CO. If approved, the Component Software Division will become a wholly owned subsidiary of Dassault Systemes or one of its affiliated companies. Dassault Systemes has indicated to Spatial's management that it fully supports the adoption of the new pricing plan, and understands that the move to the new pricing model is required for the long-term viability and health of the Component Software Division. While Management expects there will be a transition period to adjust to the new business model, the acceptance of such a change has been received positively by the software development market, thereby validating the benefits of this recurring revenue model.

"Adoption of the new pricing model eliminating up front charges in favor of back-end recurring revenues is the natural evolution of a process that had been impacting the component business since the second quarter of 1999,"commented Morgan. "In response to the new pricing structure, Spatial has had the most successful quarter in its history in terms of new component design wins, with over 40 agreements signed. Management believes that it will take a company with the financial and technical resources comparable to Dassault Systemes to return the component business to long term health and profitability in light of the fierce price competition Spatial faced in the sector from much larger and more diversified competitors."

NINE MONTH FINANCIAL RESULTS

For the nine month period ended September 30, 2000, the Company reported a loss of $10,588,000, or 94 cents per share, compared to a loss of $1,055,000, or 11 cents per share, in 1999. Revenue decreased to $10,440,000 compared with $11,429,000 for the comparable period last year.

INCOME STATEMENT RECAP

                                                        Nine Months Ended                          Three Months Ended
                                                          September 30,                              September 30,
                                                   2000                 1999                 2000                   1999
                                                   ----                 ----                 ----                   ----
Revenue:

   License fee                            $        3,317,000    $      4,508,000    $       1,157,000       $     1,552,000
   Royalties                                       3,001,000           3,406,000              604,000             1,047,000
   Services                                        4,122,000           3,515,000            1,427,000             1,176,000
                                          ------------------    ----------------    -----------------       ---------------
     Total revenue                                10,440,000          11,429,000            3,188,000             3,775,000

Cost of revenue                                    2,193,000             840,000              900,000               305,000
                                          ------------------    ----------------    -----------------       ---------------

Gross profit                                       8,247,000          10,589,000            2,288,000             3,470,000

Operating expenses excluding

acquired in-process R&D                           18,461,000          11,052,000            7,485,000             3,981,000
Acquired in-process R&D                              332,000             500,000              332,000                     -
                                          ------------------    ----------------    -----------------       ---------------
Total operating expense                           18,793,000          11,552,000            7,817,000             3,981,000

Earnings (loss) from operations                  (10,546,000)          (963,000)            (5,529,000)           (511,000)
Other income (expense), net                         (42,000)            (92,000)                (9,000)               1,000
                                          ------------------    ----------------    ------------------      ---------------
Net earnings (loss)                       $      (10,588,000)   $    (1,055,000)    $      (5,538,000)      $     (510,000)
                                          ==================    ===============     =================       ==============

Earnings (loss) per share

   Basic and diluted                      $            (0.94)   $         (0.11)    $            (0.47)     $        (0.05)
Weighted average shares outstanding
   Basic and diluted                              11,206,000           9,323,000           11,784,000             9,400,000


BALANCE SHEET DATA

                                                         SEPTEMBER 30,               December 31,
                                                             2000                        1999
Working capital                                     $       (2,188,000)         $       1,977,000
Total assets                                        $        13,006,000         $      10,072,000
Stockholders' equity                                $         3,568,000         $       5,878,000

ABOUT SPATIAL INC.

Spatial's Component Software Division provides the world's most widely used 3D solid modeling, visualization, 3D data translation and healing interoperability solutions that enhance software functionality and shorten product time-to-market.

Spatial's flagship product, the ACIS 3D modeling kernel is the de facto 3D solid modeling standard, which dominates the CAD/CAM/CAE market worldwide. ACIS has been adopted by more than 592 licensees and is the foundation of over 224 applications used by engineers and designers worldwide. Spatial's IntraVISION Software Developer's Kit is an OEM version of its industry-leading commercial IntraVISION enterprise-wide 2D/3D viewing solution offering access to view, markup, measure and convert over 300 2D and 3D product data file formats. The combination of products and services developed by Spatial allow licensees and end-users to capitalize on the improved integrity, advanced interoperability and rapid distribution of their design data, dramatically improving time-to-market and product development cycles across the digital manufacturing supply chain.

Spatial Inc. is headquartered in Boulder, Colorado, USA and has offices in California, Germany, France, Japan and the United Kingdom. For more information, visit Spatial's Web site at http://www.spatial.com or call (303) 544-2900.

ABOUT PLANETCAD

Spatial's PlanetCAD Division develops and delivers Web-hosted and enterprise-based application services, e-commerce sites and portals for streamlining engineering data interchange throughout the digital manufacturing supply chain. PlanetCAD's application services include: the PrescientQA design-quality engineering software suite, which reduces costly design errors, accelerates time-to-market, and improves the product development process; 3Dshare(TM) (www.3dshare.com), which provides online translation and repair of 3D CAD models to streamline the flow of engineering data between organizations regardless of the installed CAD systems; Bits2PARTS(TM) (www.bits2parts.com), an e-commerce service that streamlines the communication and data transmission process between manufacturers and custom manufacturing providers across the Web; and quote-a-part (www.quote-a-part.com), a third-party hosted application which streamlines the manufacturing costing process . For more information, visit www.planetcad.com, or call (888) 319-0871.

On July 4, 2000, Dassault Systemes signed an agreement to acquire the Component Software Division of Spatial. If the stockholders of Spatial approve the sale of the Component Software Division to Dassault Systemes at the 2000 Annual Meeting of Spatial, and if the transaction is consummated, the Component Software Division will become part of a new wholly owned subsidiary of Dassault Systemes or one of its affiliated companies. The Component Software Division will represent the foundation of Dassault Systemes' new technology company. It will leverage both the current expertise of Spatial in 3D components for solid modeling with its flagship ACIS 3D geometrical modeler, visualization, and interoperability with its 3D data translation and healing tools and services, and the technological excellence of the Dassault Systemes group in 3D technologies.

Spatial's 2000 Annual Meeting of Stockholders is scheduled to be held on Thursday, November 9, 2000, at 10.00 a.m. At the 2000 Annual Meeting, Spatial's stockholders will be asked, among other things, to vote on approving the sale of Spatial's Component Software Division to Dassault Systemes. Spatial has filed a definitive proxy statement with the Securities and Exchange Commission that details all of the proposals for stockholder action scheduled to come before the 2000 Annual Meeting. Additionally, Spatial has mailed a copy of the definitive proxy statement to all of the stockholders of Spatial entitled to vote on the proposals scheduled to be considered at the 2000 Annual Meeting. When received, stockholders should read the proxy statement in its entirety because it contains important information about the sale of the Component Software Division and the 2000 Annual Meeting. Security holders may obtain copies of the definitive proxy statement from the Securities and Exchange Commission free of charge at its Internet Website (www.sec.gov) or from Spatial by request to Spatial Technology Inc. Investor Relations: Geoff High, Pfeiffer Public Relations (303) 393-7044, geoff@pfeifferpr.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement, and any projections related to 3Dshare.com and PlanetCAD.com may be significantly different than those predicted by Spatial. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information, including, without limitation, the possibility that Spatial may not obtain the requisite number of stockholder votes to approve the sale of the Component Software Division to Dassault Systemes. A description of risks and uncertainties attendant to Spatial Technology Inc. and its industry, and other factors which could affect Spatial's financial results, are included in Spatial's Securities and Exchange Commission filings, including but not limited to Spatial's annual report on Form 10-KSB for the year ended December 31, 1999.
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Spatial Technology Inc., 3Dshare.com, 3Dpublish.com, Bits2Parts.com, DesignQA
and PlanetCAD are trademarks. PrescientQA, SAT, ACIS and IntraVISION are registered trademarks of Spatial Technology Inc. All other products are trademarks of their respective owners.